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                                                                    EXHIBIT 21.1


                SUBSIDIARIES OF PACIFIC GATEWAY EXCHANGE, INC.

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Name                                                                  Jurisdiction of Organization
Pacific Gateway Exchange (U.K.) Limited.............................. United Kingdom
Pacific Gateway Exchange (Cyprus) Limited............................ Republic of Cyprus
Pacific Gateway Exchange New Zealand Limited......................... New Zealand
Pacific Gateway Exchange (New Zealand) Partnership................... New Zealand
Pacific Gateway Exchange (Bermuda) Limited........................... Islands of Bermuda
PGE Japan, Ltd....................................................... Japan
Pacific Gateway Exchange (Japan) Inc................................. Delaware
International Exchange Communications, Inc........................... Delaware
Rustelnet, a Closed Joint Stock Company.............................. Russian Federation
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